Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164343

Prospectus Supplement No. 5

(to Prospectus dated December 31, 2010)

3,700,000 SHARES

CURRENCYSHARES® BRITISH POUND STERLING TRUST

This Prospectus Supplement No. 5 amends and supplements our prospectus dated December 31, 2010 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 1 dated June 15, 2011, Prospectus Supplement No. 2 dated September 14, 2011, Prospectus Supplement No. 3 dated March 20, 2012 and Prospectus Supplement No. 4 dated March 30, 2012.

Under “The Offering – Interest on deposits” on page 3 of the Prospectus, the fifth, sixth and seventh sentences in the first paragraph are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon changes in the Sterling Overnight Index Average (SONIA), other market conditions or the Depository’s liquidity needs. SONIA is an effective overnight reference rate for the British Pound Sterling deposits and is the benchmark for the competitive interest rate to be paid to the Shareholders of the Trust. Although the Depository may consider SONIA in setting the interest rate, the rate paid to the Trust may be lower than SONIA.”

The third sentence under the Risk Factor beginning “The interest rate paid by the Depository, if any, may not be the best rate…” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following: “The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon the Depository’s belief that SONIA does not accurately reflect the market, other market conditions or the Depository’s liquidity needs.”

The definition of “BBA Rate” under Glossary of Terms” on page 13 of the Prospectus is hereby deleted.

The following is hereby inserted under “Glossary of Terms” on page 14 of the Prospectus immediately following the definition of “Shareholder”:

“SONIA” — Sterling Overnight Index Average. SONIA is an effective overnight reference rate for British Pound Sterling deposits and is the benchmark for the competitive interest rate to be paid to the Shareholders of the Trust.

The following is hereby inserted under “Glossary of Terms” on page 14 of the Prospectus immediately following the definition of “USD” or “$”:

“The WM Company” — The World Markets Company PLC, a State Street business.

The definition of “WM/Reuters” under Glossary of Terms” on page 14 of the Prospectus is hereby deleted.

Each other reference in the Prospectus to “WM/Reuters” is hereby deleted and replaced in its entirety with “The WM Company.”

Under “Investment Attributes of the Trust – Interest on Deposited British Pounds Sterling”, the first and second full sentences in the first paragraph on page 19 are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon the Depository’s belief that SONIA does not accurately reflect the market, other market conditions or the Depository’s liquidity needs. Although the Depository may consider SONIA in setting the interest rate, the rate paid to the Trust may be lower than SONIA.”

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is July 17, 2012